Exhibit 10.2

Summary of Directors’ Compensation

Effective as of October 1, 2005

Upon the recommendation of the Compensation Committee of the Board of Directors of InfoTech USA, Inc., on September 23, 2005, the Board of Directors approved the payment of the following compensation to each director who is not an employee of the Company or the Company’s majority stockholder, Applied Digital Solutions, Inc., in respect of his service on the Board of Directors, effective October 1, 2005:

•	an annual retainer fee of $1,000, payable quarterly in advance;
•	a fee of $200 for each Board meeting attended in person;
•	a fee of $100 for each Board meeting attended telephonically;
•	an award of 12,500 stock options for each Board committee on which the director serves; and
•	reimbursement of customary expenses for attending Board, committee and stockholder meetings.

The Company also pays the premiums for directors’ liability insurance for each director. Non-employee directors also receive option grants upon becoming a director or at the Compensation Committee’s discretion.